Exhibit 2.1

OHANAE, INC.

SECOND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

OHANAE, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“the Corporation"), does hereby certify as follows:

1.     The name of this corporation is Ohanae, Inc. This corporation was originally incorporated pursuant to the General Corporation Law on December 3,2019, with an effective date of January 1,2020 and its articles were subsequently restated on September 18, 2020.

2.     The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3.     Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

4.    This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

5.    This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 25th day of May,2022.

By: /s/ Gregory Hauw

Name: Gregory Hauw

Title: Chief Executive Officer and President

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SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF OHANAE, INC.

(This “Second Amended and Restated

Certificate of Incorporation”)

FIRST: NAME

The name of the corporation is Ohanae, Inc. (the “Corporation”).

SECOND: REGISTERED OFFICE AND AGENT

The Corporation’s registered office in the state of Delaware is located at 16192 Coastal Highway, Lewes, DE 19958, County of Sussex. The Corporation’s registered agent is Harvard Business Services Inc.

THIRD: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: CAPITAL STOCK

Section 1. Authorized shares. The total number of shares of capital stock which the Corporation has authority to issue is Thirty-four million consisting of:

(a)	Common Stock. (a) The Board is hereby expressly authorized to provide for the issuance of all or any shares of the Common Stock in one or more series, by filing a certificate pursuant to Section 151(g) of the DGCL (hereinafter referred to as a “Common Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix for each such series, such voting powers, full or limited, or no voting powers, and, such designations, preference and relative, participating, optional or other special rights and such restrictions, limitations and qualifications thereof, as shall be authorized by the Board and stated in the applicable Common Stock Designation, providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, including without limitation a condition that relates to the performance of specified assets or a specified line or lines of business, and at such times, and payable in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of all or specified assets of, or a specified line of business of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such Common Stock Designation.

(b)	Fifteen million shares of Class A voting common stock, par value $0.0001 per share (“Common Stock”). The Common Stock are to be represented by digital tokens recorded in the register of the Corporation’s stock holders and stored on one or more distributed electronic networks or databases.

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(c)	Six million shares of Class B non-voting common stock, par value $0.0001 per share (“Common Stock”). The Common Stock are to be represented by digital tokens recorded in the register of the Corporation’s stock holders and stored on one or more distributed electronic networks or databases.

(d)	Four million shares of undesignated Preferred Stock, par value $0.0001 per share (“Preferred Stock”) are to be represented by digital tokens recorded in the register of the Corporation’s stock holders and stored on one or more distributed electronic networks or databases.

(e)	Nine million shares of undesignated common shares par value $0.0001 per share to be represented by digital tokens recorded in the register of the Corporation’s stock holders and stored on one or more distributed electronic networks or databases.

Section 2: Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, and within the limitations or restrictions stated in a resolution of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of preferred stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock by filing a certificate of designations reflecting such resolution. In the event that the number of shares of any series of Preferred Stock has decreased, the shares constituting such a decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

a)	Voting rights. Holders of any series of Preferred Stock shall not be entitled to vote on any matter except as may be specified by the Board of Directors or as required by the DGCL. As to all matters for which voting by class is specifically required by the DGCL, each outstanding share of any series of Preferred Stock shall be entitled to one vote.

b)	Dividends. Except as may be specified by the Board of Directors or as required by the DGCL, holders of any series of Preferred Stock shall not be entitled to any dividend.

c)	Dissolution, Liquidation or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, cessation of business or winding up of the Corporation, the holders of any series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment to the holders of Common Stock, in an amount per share equal to the amount called for by the resolution or resolutions providing for the issue of such stock adopted by the board of directors for the respective series.

Section 3. Common Stock. Except as required by applicable law, the rights and privileges of the Common Stock shall be subject to the powers, preferences and rights of any shares of Preferred Stock as may be authorized by the Board of Directors.

a)	Voting Rights. The holders of Class A Common Stock, alone, shall be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders. All other classes shall be non-voting except as may otherwise be provided.

b)	Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

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c)	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, cessation of business or winding up of the Corporation, after the payment in full of all preferential amounts required to be paid to the holders of shares of any series of Preferred Stock pursuant to Section 2.c of Article FOURTH, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of any series of Common Stock, pro rata based on the number of shares held by each such holder.

FIFTH: NOTICES.

Any notice to be given to the Corporation’s stockholders shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

SIXTH: DURATION

The Corporation is to have perpetual existence.

SEVENTH: BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Corporation’s Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH: LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

NINTH: RIGHT TO INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer director or officer of the Corporation or, while a director or officer of the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law against all expense, liability and loss (including attorneys’ fees and related disbursements, judgment, fines, excise taxes or penalties) reasonably incurred or suffered by such indemnitee in connection therewith, but in the event that the proceeding is initiated by the indemnitee, then only if such proceeding was authorized by the Board of Directors.

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TENTH: AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation. All rights conferred upon stockholders herein are granted subject to this reservation. No amendment or waiver of Articles Seventh and Eighth of this Amended and Restated Certificate of Incorporation shall be effective without the prior written consent of the holders of at least 66 2/3 % of the outstanding Common Stock of the Corporation. Subject to the aforementioned, no amendment or waiver of any other provision of this Amended and Restated Certificate of Incorporation shall be effective without the prior written consent of the holders of at least a majority of the outstanding Common Stock of the Corporation.

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